EXHIBIT 3.1

                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION
                                FILED TO CORRECT
               A CERTAIN ERROR IN THE CERTIFICATE OF AMENDMENT OF
                       THE CERTIFICATE OF INCORPORATION OF
                                SURGILIGHT, INC.,
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                          OF DELAWARE ON APRIL 7, 1999


     SurgiLight, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (File #2648729),

     DOES HEREBY CERTIFY:

     1. The name of the corporation is SurgiLight, Inc., formerly known as MAS Acquisition III Corp. (the "Corporation").

     2. That a Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed by the Secretary of State of Delaware on April 7, 1999, and that said Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is the inadvertent omission of the preferred stock in Article Fourth, rather than a reduction in the number of authorized shares, and the omission of a description of the relative rights of holders of common and preferred stock. Article Fourth of the Certificate of Incorporation of said corporation is corrected to read as follows:

          1. Authorized Stock. This corporation is authorized to issue the following shares of capital stock:

          (a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have the authority to issue is Twenty Million (20,000,000) shares, par value $0.0001 per share.

          (b) Preferred Stock. The aggregate number of shares of Preferred Stock which the corporation shall have the authority to issue is Five Million (5,000,000) shares, par value $0.0001 per share.

          2. Description of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments once fully paid.

          Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

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          3. Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

          (a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

               (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of Preferred Stock and, except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution by the Board of Directors;

               (ii) the rate of dividends payable on shares of such series, the times of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

               (iii) whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

               (iv) the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

               (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

               (vi) the rights, if any, of the holders of shares of such series to vote.

          (b) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series.

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     IN WITNESS WHEREOF, said SurgiLight, Inc., has caused this Certificate to be signed by J. T. Lin, an authorized officer, this 8th day of March, 2001.

                                            SURGILIGHT, INC.


                                            By:  /s/  J. T. Lin
                                               --------------------------------
                                                      J. T. Lin, President